Exhibit 3.19

LIMITED LIABILITY COMPANY AGREEMENT

OF

CIFC CLO CO-INVESTMENT FUND II GP LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made as of January 16, 2015, by CIFC Capital PE LLC, a Delaware limited liability company (the “Member”).

RECITALS:

WHEREAS, CIFC CLO Co-Investment Fund II GP LLC (the “Company”) has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended (the “Act”), by the filing on January 16, 2015, of a Certificate of Formation in the office of the Secretary of State of the State of Delaware; and

WHEREAS, the Member wishes to set out fully its rights, obligations and duties regarding the Company and its assets and liabilities.

NOW, THEREFORE, in consideration of the covenants expressed herein, the Member hereby agrees as follows:

1.             Purpose; Powers. The principal business activity and purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and may take any other action not prohibited under the Act or other applicable law, so far as such powers and actions are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

2.             Capital Contributions. The Member shall contribute to the capital of the Company in such amounts and at such times as the Member may deem appropriate in its sole discretion.

3.             Distributions. Distributions (including distributions in liquidation) shall be made to the Member at such times as the Managers (as defined below) may deem appropriate in their sole discretion. Except as otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”), all items of income, gain, loss, deduction and credit as determined for book and federal income tax purposes shall be allocated among the Member as the Managers may deem appropriate in their sole discretion.

4.             Management.

(a)           The Company shall be managed by a manager or managers (each a “Manager” and, collectively, the “Managers”). The Member shall have the right to appoint, remove and replace any Manager at any time. If at any time there is no appointed or otherwise designated Manager, then the Member shall be the Manager.

(b)           The business, policies, property and affairs of the Company shall be managed exclusively by the Manager or Managers. Each Manager shall have full, complete and exclusive authority and discretion to control the business, policies, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs, including the naming of officers of the Company pursuant to Section 4(c) below and the delegation of responsibility for the preceding to such officers. There is no requirement that any Manager hold a meeting in order to take action on any matter. Unless otherwise provided in this Agreement, any action taken by any Manager and the signature of any Manager on any agreement, contract, instrument or other document on behalf of the Company, shall be sufficient to bind the Company and shall conclusively evidence the authority of any Manager and the Company with respect thereto.

(c)           Each Manager may appoint officers at any time. The officers of the Company, if deemed necessary by a Manager, may include a president, one or more vice presidents, secretary, treasurer, chief financial officer, and such other officers as a Manager determines to be appropriate. The officers shall serve at the pleasure of the Manager or Managers, subject to all rights, if any, of an officer under any contract of employment. An officer need not be a Member of the Company, and the officers shall exercise such powers and perform such duties as shall be determined from time to time by the Manager or Managers.

(d)           Subject to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by any Manager at any time. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e)           Except as otherwise provided in the Act, no Manager shall be obligated personally for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Manager. Except as otherwise provided in the Act, by law or expressly in this Agreement, no Manager shall have any fiduciary or other duty to another Member with respect to the business and affairs of the Company, and no Manager shall be liable to the Company or any other Member for acting in good faith reliance upon the provisions of this Agreement. No Manager shall be personally liable to the Company or to its Members for acting in good faith reliance upon the provisions of this Agreement, or for breach of any fiduciary or other duty that does not involve (i) a breach of the duty of loyalty to the Company or its Members, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) a transaction from which the Manager derived an improper personal benefit. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making the Managers responsible for any liability of the Company.

5.             Fiscal Year. The fiscal year end of the Company shall be December 31.

6.             Term. The term of the Company commenced on the date the Certificate of Formation was filed in the Office of the Secretary of State of the State of Delaware and shall continue until the first to occur of the following:

(a)           the election to dissolve the Company made in writing by any Manager;

(b)           the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(c)           dissolution required by operation of law.

7.             Indemnification.

(a)           The Company shall indemnify each Indemnitee (as defined in Section 7(e)), from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether the same be civil, criminal, administrative or investigative) that relate to the operations of the Company as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted by the Act.

(b)           The indemnification provided by this Section 7 shall be in addition to any other rights to which an Indemnitee or any other Person (as defined in Section 7(f)) may be entitled under any agreement, executed by any Manager, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified. The Members expressly intend that the provisions of this Section 7 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with any applicable third-party indemnifier having primary liability and the Company having only secondary liability.

(c)           In no event may an Indemnitee subject the Member or any Manager to personal liability by reason of the indemnification provisions set forth in this Agreement.

(d)           The provisions of this Section 7 are for the benefit of the Indemnitees, their heirs, successors and assigns and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(e)           As used in this Section 7, the term “Indemnitee” or “Indemnitees” shall mean (i) any Person made a party to a proceeding by reason of his, her or its status as (A) any Manager or the Member, or (B) a member, partner or shareholder of any Manager or the Member, or (C) a director, officer or employee of the Company, any Manager, the Member or any direct or indirect member, partner or shareholder of any Manager or the Member and (ii) such other Persons as any Manager may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

(f)            As used in this Section 7, the term “Person” or “Persons” shall mean any individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other legal entity or organization whether domestic or foreign.

8.             Liability of Member. The Member shall not have any liability for the debts, obligations or liabilities of the Company, except to the extent required under the Act. The Member shall not have any liability to restore any negative balance in its capital account.

9.             Interests Not Governed by Article 8. Limited liability company interests in the Company shall not be securities governed by Article 8 of the Delaware Uniform Commercial Code.

10.          Amendment. This Agreement may be amended only pursuant to an instrument signed by the Member.

11.          Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws provisions.

12.          Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relating to such matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first set forth above.

MEMBER:

CIFC CAPITAL PE LLC

By:	/s/ Jeanette Miller
Name:	Jeanette Miller
Title:	Assistant General Counsel

[CIFC CLO Co-Investment Fund II GP LLC
Signature Page to Limited Liability Company Agreement]